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                                                                     Exhibit 3.5


                            CERTIFICATE OF AMENDMENT

                                     OF THE

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          ALGORX PHARMACEUTICALS, INC.
                          ----------------------------

      AlgoRx Pharmaceuticals, Inc., a Delaware corporation (the "Company"),

hereby certifies:

      1. That the original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 6, 2001.

      2. That an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 3, 2001.

      3. That a Certificate of Correction of the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 10, 2001.

      4. That a Certificate of Amendment of the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 12, 2001.

      5. That the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 20, 2002.

      6. That the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 17, 2004.

      7. That Article IV of the Company's Third and Amended and Restated Certificate is hereby amended by adding a new paragraph G which shall read as follows:

            G. Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware, each whole share of Common Stock issued and outstanding at such time shall be and hereby is automatically reclassified and changed into one-tenth (1/10th) of one share of Common Stock (the "Reverse Split"). There shall be no fractional shares issued in connection with the Reverse Split, and that stockholders who otherwise would be entitled to receive fractional shares shall be entitled to receive a cash payment without interest in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the price per share of the Company's
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      Common Stock, which price will be equal to the fair market value of one share of Common Stock as determined by the Company's Board of Directors as of the date on which the Reverse Split shall be effective.

      8. That Article IV, Section 4(l)(i) of the Company's Third Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

      Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, the Series B Preferred Conversion Price or Series C Preferred Conversion Price, as applicable, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which (x) the per share price is at least one dollar and eighteen cents ($1.18) (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), provided, however, in the event that the Company consummates its initial public offering pursuant to Registration Statement No. 333-120757 on or prior to June 30, 2005, then this subsection (x) shall not be applicable and (y) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least thirty million dollars ($30,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of
      Section IV(E)(4)(d).


      9. The foregoing Certificate of Amendment has been duly adopted by this Company's Board of Directors and stockholders in accordance with the provisions of the Company's Amended and Restated Certificate of Incorporation and with Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.



      In witness whereof, the Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer this ___ day of February, 2005.

                                 ALGORX PHARMACEUTICALS, INC.



                                 By:
                                    ---------------------------------------
                                    Ronald M. Burch, M.D., Ph.D.
                                    Chief Executive Officer